Exhibit 16.1

October 7, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Chinook Therapeutics, Inc.’s Form 8-K dated October 7, 2020, and have the following comments:

1.	We are in agreement with the statements made in part (a) Dismissal of Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made in part (b) Engagement of New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP

San Francisco, California